Exhibit 99.1

Westlake to Acquire Hexion’s Global Epoxy Business

Leading global supplier of coatings and composites used in wind turbine blades and automotive structural components to expand Westlake’s chemicals portfolio

HOUSTON, November 24, 2021 – Westlake Chemical Corporation (NYSE: WLK), today announced that it has entered into a definitive agreement with Hexion Inc. to acquire Hexion’s global epoxy business for approximately $1.2 billion. Based in Rotterdam, The Netherlands, Hexion’s epoxy business is an industry leader in the manufacture and development of specialty resins, coatings and composites for a variety of industries, including high-growth and sustainability oriented end-uses such as wind turbine blades and light-weight automotive structural components. In the twelve months ended September 30, 2021, Hexion’s epoxy business had net sales of approximately $1.5 billion.

With this transaction, which is anticipated to be completed in the first half of 2022 following customary closing conditions, Westlake will significantly expand its integrated business by adding a downstream portfolio of coatings and composite products to its leading chloro-vinyls businesses.

“Light-weighting is a critical feature for the manufacture of structural components for automobiles and for renewable energy, particularly the composite blades used by wind turbines, and epoxies are key ingredients for these sustainable products,” said Westlake President and Chief Executive Officer Albert Chao. “The industries served by Hexion Epoxy are very attractive to Westlake and the business is expected to be a synergistic addition to Westlake’s existing businesses. We look forward to welcoming the Hexion epoxy employees to the Westlake family and realizing the tremendous opportunities to grow the combined businesses.”

Hexion Epoxy is a global leading producer of epoxy resins, modifiers and curing agents for high-performance materials, coatings and composites. The fully-integrated business includes upstream base epoxy resins and intermediates delivered as liquid or solid epoxy resins, as well as downstream specialty epoxy resins used in coatings and composites. Hexion Epoxy operates globally on three continents with eight manufacturing facilities and five research and development labs located in Asia, Europe and the United States, as well as tolling sites in Asia.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from building products and infrastructure materials, to packaging and healthcare products, to automotive and consumer goods. For more information, visit the company’s web site at www.westlake.com.

Forward-Looking Statements

The statements in this release that are not historical statements, including statements regarding the expected timing of closing, whether required regulatory approval will be obtained, and potential benefits of the transaction, are forward-looking statements within the meaning of the U.S. securities laws. These forward-looking statements are subject to significant risks and uncertainties, many of which are beyond Westlake’s control. Actual results could differ materially, based on factors including, but not limited to: the timing to consummate the proposed transaction; the conditions to closing of the proposed transaction may not be satisfied or the closing of the proposed transaction otherwise may not occur; the risk that regulatory approval is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and other risks and uncertainties described in Westlake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the Securities and Exchange Commission (“SEC”) in February 2021, Westlake’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which was filed with the SEC in November 2021, Westlake’s recent Current Reports on Form 8-K, and Westlake’s other SEC filings. These filings also discuss some of the important risk factors that may affect Westlake’s business, results of operations and financial condition. Westlake undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts

Media Relations – L. Benjamin Ederington – 1-713-585-2900

Investor Relations – Steve Bender – 1-713-585-2900